Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/24/07	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

STRONG COMPARABLE SALES FUEL MCDONALD’S SECOND QUARTER MOMENTUM

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the second quarter fueled by comparable sales growth. Quarterly highlights included:

•	Revenues increased 12% (8% in constant currencies) driven by a global comparable sales increase of 7.4%

•	Company-operated and franchised restaurant margins improved for the sixth consecutive quarter

•

Results for the quarter reflected the impact of the previously announced developmental license transaction in 18 countries in Latin America and the Caribbean, which resulted in a net loss per share of $0.60. Excluding the $1.31 per share impact of this transaction, second quarter 2007 earnings per share from continuing operations were $0.71. Second quarter 2006 earnings per share from continuing operations were $0.56

•	The Company repurchased $664 million of its stock

Chief Executive Officer Jim Skinner commented, “We continue to increase our relevance to busy consumers by delivering choice, variety and convenience that our customers have come to expect from McDonald’s. We are driving operating results with enduring base-line business momentum. In the second quarter, we increased visit frequency and profitability with our best quarterly comparable sales result since 2004. Our business around the world is strong, and the energy, alignment and commitment behind enhancing the McDonald’s brand have never been better.”

In the U.S., second quarter performance reflects the ongoing benefit of a winning combination of initiatives that leverage McDonald’s market-leading breakfast, menu innovation and convenience. We continue to offer great value and build customer loyalty by creating a more relevant McDonald’s.

In Europe, focused execution of three core strategies - upgrading the customer experience, building brand transparency and enhancing local relevance - continues to drive performance. For the second quarter, Europe reported broad-based strength throughout the segment.

Quarterly results in Asia/Pacific, Middle East and Africa were robust, as we build sales and customer traffic through breakfast, conveniences such as extended operating hours, and branded affordability that distinguishes the McDonald’s experience.

Jim Skinner continued, “McDonald’s results reflect the financial impact of the previously announced developmental license transaction in Latin America. This strategic transaction builds upon the fundamental strengths of our franchising business model, further solidifies our commitment to continue enhancing shareholder value and paves the way to even stronger returns.

“The sustained momentum of McDonald’s global business continues to deliver outstanding results. We remain committed to the Plan to Win, and I am confident that the focused and united efforts of the McDonald’s System can continue creating long-term value for all stakeholders.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended June 30,			Six months ended June 30,

	2007*	2006**	% Inc / (Dec)	2007*	2006**	% Inc / (Dec)
Revenues	$6,010.5	$5,367.4	12	$11,474.6	$10,281.3	12
Operating income (loss)	(187.4)	1,123.6	n/m	987.2	2,035.0	(51)
Income (loss) from continuing operations	(711.7)	698.3	n/m	50.7	1,271.7	(96)
Net income (loss)	(711.7)	834.1	n/m	50.7	1,459.4	(97)
Earnings (loss) per share from continuing operations-diluted	(0.60)	0.56	n/m	0.04	1.01	(96)
Earnings (loss) per share-diluted	(0.60)	0.67	n/m	0.04	1.16	(97)

n/m Comparisons are not meaningful due to the impact of the Latin America transaction described below.

In addition to the reported results for the quarter and six months ended June 30, 2007 shown above, consolidated results for these periods are presented throughout this report excluding the impact of the Company’s pending sale of its existing business in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. The Company refers to these markets as “Latam”. While the Company has previously converted certain other markets to a developmental license structure, management believes the Latam transaction and the associated charge are not indicative of ongoing operations due to the size and scope of the transaction. Management believes that the adjusted results better reflect the underlying business trends relevant to the periods presented.

The following tables present reconciliations of the key consolidated highlights for the quarter and six months ended June 30, 2007 and 2006 to the highlights excluding the impact of the Latam transaction.

Quarters ended June 30,	2007*	Latam Transaction	2007 Excluding Latam Transaction	2006**	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc Excluding Currency Translation
Revenues	$6,010.5		$6,010.5	$5,367.4	12	$214.7	8
Operating income (loss)	(187.4)	$(1,594.4)	1,407.0	1,123.6	25	46.6	21
Income (loss) from continuing operations	(711.7)	(1,581.6)	869.9	698.3	25	27.5	21
Net income (loss)	(711.7)	(1,581.6)	869.9	834.1	4	27.5	1
Earnings (loss) per share from continuing operations-diluted	(0.60)	(1.31)	0.71	0.56	27	0.02	23
Earnings (loss) per share-diluted	(0.60)	(1.31)	0.71	0.67	6	0.02	3
Six months ended June 30,	2007*	Latam Transaction	2007 Excluding Latam Transaction	2006**	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc Excluding Currency Translation
Revenues	$11,474.6		$11,474.6	$10,281.3	12	$401.4	8
Operating income (loss)	987.2	$(1,594.4)	2,581.6	2,035.0	27	83.8	23
Income (loss) from continuing operations	50.7	(1,581.6)	1,632.3	1,271.7	28	47.8	25
Net income (loss)	50.7	(1,581.6)	1,632.3	1,459.4	12	47.8	9
Earnings (loss) per share from continuing operations-diluted	0.04	(1.30)	1.34	1.01	33	0.04	29
Earnings (loss) per share-diluted	0.04	(1.30)	1.34	1.16	16	0.04	12

*	The results for the quarter and six months ended June 30, 2007 included pretax and after tax net expense of $1.6 billion ($1.31 and $1.30 per share for the quarter and six months, respectively) associated with the pending Latam transaction.

**	In 2006, the Company disposed of its entire investment in Chipotle Mexican Grill (Chipotle) via public stock offerings in the first and second quarters and a tax-free exchange for McDonald’s common stock in the fourth quarter. As a result, Chipotle’s results of operations and transaction gains are reflected as discontinued operations. Results for the second quarter and six months 2006 included income from discontinued operations of $135.8 million or $0.11 per share and $187.7 million or $0.15 per share, respectively.

The second quarter 2006 results also included $0.02 per share of expense primarily related to impairment charges and the one-time impact of a tax law change in Canada. In addition to the second quarter items, results for the first six months of 2006 included $0.05 per share of operating expenses primarily related to: a limited number of restaurant closings in the U.K. in conjunction with an overall restaurant portfolio review, costs to buy out certain litigating franchisees in Brazil and an impairment charge on the sale of Bulgaria to a developmental licensee.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be closed temporarily include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on July 24, 2007. A link to the live webcast will be available at www.investor.mcdonalds.com. We will also have an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and six months ended June 30, 2007.

The Company plans to release July 2007 sales information on August 8, 2007.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data				Inc /(Dec)

Quarters ended June 30,	2007	2006	$	%
Revenues
Sales by Company-operated restaurants	$4,486.3	$3,995.6	490.7	12
Revenues from franchised and affiliated restaurants	1,524.2	1,371.8	152.4	11

TOTAL REVENUES	6,010.5	5,367.4	643.1	12

Operating costs and expenses
Company-operated restaurant expenses	3,719.8	3,368.4	351.4	10
Franchised restaurants–occupancy expenses	282.5	260.3	22.2	9
Selling, general & administrative expenses	605.2	576.2	29.0	5
Impairment and other charges, net	1,611.3	22.1	1,589.2	n/m
Other operating (income) expense, net	(20.9)	16.8	(37.7)	n/m
Total operating costs and expenses	6,197.9	4,243.8	1,954.1	46

OPERATING INCOME (LOSS)	(187.4)	1,123.6	(1,311.0)	n/m

Interest expense	101.7	97.7	4.0	4
Nonoperating income, net	(17.0)	(25.3)	(8.3)	(33)

Income (loss) from continuing operations before provision for income taxes	(272.1)	1,051.2	(1,323.3)	n/m
Provision for income taxes	439.6	352.9	86.7	25

Income (loss) from continuing operations	(711.7)	698.3	(1,410.0)	n/m

Income from discontinued operations (net of taxes of $75.0)		135.8	(135.8)	n/m

NET INCOME (LOSS)	$(711.7)	$834.1	(1,545.8)	n/m

Earnings (loss) per share-diluted
Continuing operations	$(0.60)	$0.56	(1.16)	n/m
Discontinued operations		0.11	(0.11)	n/m

EARNINGS (LOSS) PER SHARE-DILUTED	$(0.60)	$0.67	(1.27)	n/m

Weighted average shares outstanding-basic	1,193.7	1,235.1	(41.4)	(3)
Weighted average shares outstanding-diluted *	1,193.7	1,248.0	(54.3)	(4)

n/m Not meaningful

*	For the quarter ended June 30, 2007, common stock equivalents of 23.2 million were excluded from the computation of weighted average shares outstanding-diluted as a result of the net loss.

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)
Six months ended June 30,	2007	2006	$	%
Revenues
Sales by Company-operated restaurants	$8,569.1	$7,665.1	904.0	12
Revenues from franchised and affiliated restaurants	2,905.5	2,616.2	289.3	11

TOTAL REVENUES	11,474.6	10,281.3	1,193.3	12

Operating costs and expenses
Company-operated restaurant expenses	7,176.0	6,512.8	663.2	10
Franchised restaurants–occupancy expenses	558.7	512.3	46.4	9
Selling, general & administrative expenses	1,163.4	1,111.6	51.8	5
Impairment and other charges, net	1,613.9	108.2	1,505.7	n/m
Other operating (income) expense, net	(24.6)	1.4	(26.0)	n/m
Total operating costs and expenses	10,487.4	8,246.3	2,241.1	27

OPERATING INCOME	987.2	2,035.0	(1,047.8)	(51)

Interest expense	199.0	200.0	(1.0)	(1)
Nonoperating income, net	(33.6)	(60.3)	(26.7)	(44)

Income from continuing operations before provision for income taxes	821.8	1,895.3	(1,073.5)	(57)
Provision for income taxes	771.1	623.6	147.5	24

Income from continuing operations	50.7	1,271.7	(1,221.0)	(96)

Income from discontinued operations (net of taxes of $84.8)		187.7	(187.7)	n/m

NET INCOME	$50.7	$1,459.4	(1,408.7)	(97)

Earnings per share-diluted
Continuing operations	$0.04	$1.01	(0.97)	(96)
Discontinued operations		0.15	(0.15)	n/m

EARNINGS PER SHARE-DILUTED	$0.04	$1.16	(1.12)	(97)

Weighted average shares outstanding-basic	1,197.4	1,244.5	(47.1)	(4)
Weighted average shares outstanding-diluted	1,220.4	1,259.4	(39.0)	(3)

n/m Not meaningful

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